Filed Pursuant to Rule 424(b)(5)

Registration No. 333-111413

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 21, 2004)

$3,250,000,000

Household Finance Corporation

$1,750,000,000 4.125% Notes due November 16, 2009

$1,500,000,000 Floating Rate Notes due November 16, 2009

We are offering $1,750,000,000 principal amount of 4.125% Notes due November 16, 2009 and $1,500,000,000 principal amount of Floating Rate Notes due November 16, 2009. We will pay interest on the 4.125% Notes on May 16 and November 16 of each year, beginning May 16, 2005. We will pay interest on the Floating Rate Notes quarterly on February 16, May 16, August 16 and November 16 of each year, beginning February 16, 2005, at a floating rate equal to three-month LIBOR plus 0.28%. In this Prospectus Supplement we refer to the 4.125% Notes and the Floating Rate Notes together as the Notes. We may not redeem the Notes before maturity unless certain events occur involving United States taxation.

We will apply to list the Notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange, but we are not required to maintain this listing.

The Notes will be unsecured obligations and rank equally with our unsecured senior indebtedness. The Notes will be issued only in registered form in minimum denominations of $5,000 and in integral multiples of $1,000 in excess thereof.

Neither the Securities and Exchange Commission nor any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts	Proceeds to Company(1)
Per 4.125% Note	99.774%	.35%	99.424%
Total	$1,746,045,000	$6,125,000	$1,739,920,000

Per Floating Rate Note	100.00%	.30%	99.70%
Total	$1,500,000,000	$4,500,000	$1,495,500,000

(1)	Plus accrued interest, if any, from November 23, 2004.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 23, 2004. The Notes have been approved for clearance through the Clearstream Luxembourg and Euroclear systems.

Household Finance Corporation may use this Prospectus Supplement and the accompanying Prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of Household Finance Corporation, may use this Prospectus Supplement and the accompanying Prospectus in market-making transactions in these securities after the initial sale. Unless Household Finance Corporation or its agent informs the purchaser otherwise in the confirmation of sale, this Prospectus Supplement and the accompanying Prospectus is being used in a market-making transaction.

4.125% Notes due November 16, 2009

HSBC

ABN AMRO Incorporated                      Banc of America Securities LLC                       Barclays Capital

Citigroup                    Credit Suisse First Boston                     JPMorgan                    RBC Capital Markets

Blaylock & Partners, L.P.                                                                                       Loop Capital Markets, LLC

Floating Rate Notes due November 16, 2009

HSBC

BNP PARIBAS      Calyon Securities (USA)      Comerica Securities, Inc.       National Australia Bank

Scotia Capital                        SG Corporate & Investment Banking                          UBS Investment Bank

November 17, 2004

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus may only be used where it is legal to sell these securities. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes.

In this Prospectus Supplement and the accompanying Prospectus, the “Company,” “HFC” and “we” refer to Household Finance Corporation.

The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers. See “Underwriting.”

This Prospectus Supplement and the accompanying Prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to the Company. The Company accepts responsibility for the information contained in this Prospectus Supplement and the accompanying Prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the accompanying Prospectus misleading in any material respect.

The distribution of this Prospectus Supplement and Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

References herein to “$” and “dollars” are to the currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC’s Internet web site at http:\\www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement and the accompanying Prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is completed.

(a) Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2004; and

(c) Current Report on Form 8-K dated November 12, 2004.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: Household Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: djoakes@household.com, Telephone: (847) 564-5000. These filings are also available on the website our parent maintains at www.household.com. In addition, such documents are also available free of charge at the office of Dexia Banque Internationale à Luxembourg, 69 route d’ Esch, L-2953 Luxembourg.

RECENT DEVELOPMENT

On November 12, 2004, the Company’s parent, Household International, Inc. (“Household International”), announced its intention to merge HFC with and into Household International with Household International as the surviving entity. At the time of merger Household International will change its name to “HSBC Finance Corporation.” Assuming consummation of the merger, which is subject to certain conditions, all outstanding obligations, rights and powers of HFC will continue as obligations, rights and powers of Household International. It is currently anticipated that the merger will be completed in December 2004.

HSBC Holdings plc acquired Household International on March 28, 2003. Household International commenced the rebranding of the majority of its businesses to the HSBC brand in September 2004. The consumer finance operations will retain the “HFC” and “Beneficial” brands, accompanied by the HSBC group’s endorsement signature, “Member HSBC Group.” The merger of HFC with and into Household International and the name change of Household International to “HSBC Finance Corporation” are part of the rebranding initiative.

Household International and HFC currently file separate periodic reports, including financial results, with the Securities and Exchange Commission. Household International files consolidated financial statements, which include the financial results of HFC. The only operating entities that distinguish Household International from HFC are Household International’s non-U.S. operations, which are held through another subsidiary of Household International. HFC has been the principal funding vehicle for Household International’s operations. Assuming consummation of the merger, Household International will be the principal funding vehicle for its operations and HFC will no longer file periodic reports with the Securities and Exchange Commission.

Standard & Poor’s Corporation currently rates Household International and HFC senior debt with a credit rating of “A.” Fitch, Inc. currently rates Household International and HFC senior debt “A+.” Moody’s Investors Service currently rates HFC senior debt “A1” and Household International senior debt “A2,” reflecting Moody’s policy of rating parent holding companies one gradation lower than their subsidiaries. Standard & Poor’s Corporation, Moody’s and Fitch, Inc. currently rate HFC commercial paper “A-1,” “P-1” and “F-1,” respectively. Household International currently does not have a commercial paper rating, and it will request that the rating agencies assign such ratings at the time of the merger. It is expected that Household International’s debt ratings following the merger will mirror HFC’s current debt ratings of “A/A-1,” “A1/P-1” and “A+/F-1” by S&P, Moody’s and Fitch, respectively. There can be no assurance, however, that the rating agencies will assign these ratings to Household International’s debt following the merger.

Assuming consummation of the merger, Household International will assume all of HFC’s outstanding debt, including the obligations of HFC under the Notes offered by this Prospectus Supplement. For additional information regarding Household International, you should refer to the annual, quarterly and special reports and other information Household International files with the Securities and Exchange Commission.

USE OF PROCEEDS

HFC will apply the net proceeds (estimated to be approximately $3,235 million) from the sale of the Notes to its general funds to be used in its financial services business, including the funding of investments in, or extensions of credit to, affiliates of HFC. Pending such applications, the net proceeds will be used initially to reduce outstanding commercial paper of HFC. The proceeds of such commercial paper are used in connection with HFC’s financial services business.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below is as follows:

	Nine Months Ended September 30, 2004	March 29 through September 30, 2003	January 1 through March 28, 2003	March 29 through December 31, 2003

					Year Ended December 31,
					2002	2001	2000	1999
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Ratio of Earnings to Fixed Charges	2.24	2.43	1.88	2.50	1.80	1.80	1.67	1.80

For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest).

In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc for its acquisition of Household International, Inc. plus related purchase accounting adjustments have been “pushed down” and recorded in our financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” periods beginning March 29, 2003. Information for all “predecessor” periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our “successor” periods.

The 2002 ratio was negatively impacted by the settlement charge and related expenses associated with our agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and insurance laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), our ratio of earnings to fixed charges would have been 1.97 percent for the year ended December 31, 2002. This non-GAAP financial ratio is provided for comparison of our operating trends only.

CAPITALIZATION OF HFC

The following table sets forth the unaudited consolidated capitalization of HFC at September 30, 2004, and as adjusted to reflect the initial application of the estimated net proceeds of $3,235 million from issuance of the Notes offered hereby. The table should be read in conjunction with HFC’s consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See “Where You Can Find More Information.” All amounts are stated in millions of U.S. dollars. Since September 30, 2004 there has been no material change in the consolidated capitalization of HFC.

	September 30, 2004
	Actual	As Adjusted
	(Successor)	(Successor)
Commercial paper, bank and other borrowings	$14,433	$11,198
Due to affiliates, net	2,003	2,003
Senior and senior subordinated debt (with original maturities over one year)	74,818	78,053

Total debt	91,254	91,254

Common shareholder’s equity:
Common stock, $1.00 par value, 1,000 shares authorized, issued and outstanding, and additional paid-in capital (1)	12,016	12,016
Retained earnings	2,820	2,820
Accumulated other comprehensive income	305	305

Total common shareholder’s equity	15,141	15,141

Total capitalization	$106,395	$106,395

(1)	All of HFC’s authorized common stock is owned by Household International, Inc.

SELECTED FINANCIAL INFORMATION OF HFC

HSBC Holdings plc completed its acquisition of Household International, Inc. on March 28, 2003. In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc plus related purchase accounting adjustments have been “pushed-down” and recorded in HFC’s financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of HFC’s assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger are presented using HFC’s historical basis of accounting which impacts its comparability to “successor” periods.

The financial information which is set forth below as of December 31, 2003 and 2002 and for the periods January 1 through March 28, 2003 and March 29 through December 31, 2003 and for the year ended December 31, 2002 has been derived from the consolidated financial statements and notes thereto of HFC and subsidiaries which have been audited by KPMG LLP, an independent registered public accounting firm. The financial information which is set forth below for the nine months ended September 30, 2004 and for the period March 29 through September 30, 2003 as well as at September 30, 2004 has been derived from the unaudited consolidated financial statements and notes thereto of HFC and subsidiaries which, in the opinion of HFC’s management, reflect all normal and recurring adjustments necessary for a fair presentation of HFC’s results for such periods. The results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results of operations that may be expected for any future quarters or the year ending December 31, 2004.

All consolidated financial information of HFC and its subsidiaries presented below is qualified in its entirety by the detailed information and financial statements included in the documents referred to under “Where You Can Find More Information”. All amounts are stated in millions of U.S. dollars.

Consolidated Statements of Income

Combined results for the nine months ended September 30, 2003 can be calculated by combining results for the periods January 1 through March 28, 2003 (predecessor) and March 29 through September 30, 2003 (successor). Combined results for the year ended December 31, 2003 can be calculated by combining results for the periods January 1 through March 28, 2003 (predecessor) and March 29 through December 31, 2003 (successor).

	Nine months ended September 30, 2004	March 29 through September 30, 2003	January 1 through March 28, 2003	March 29 through December 31, 2003	Year ended December 31, 2002
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Finance and other interest income	$7,176	$4,714	$2,266	$7,113	$9,215
Interest expense	1,621	927	784	1,435	3,044

Net interest income	5,555	3,787	1,482	5,678	6,171
Provision for credit losses	2,808	1,934	921	2,785	3,464

Net interest income after provision for credit losses	2,747	1,853	561	2,893	2,707

Other revenues:
Securitization revenue	880	662	414	983	2,011
Insurance revenue	359	257	119	377	526
Investment income	92	67	76	106	167
Fee income	743	462	262	829	869
Other income	620	224	240	252	387

Total other revenues	2,694	1,672	1,111	2,547	3,960

Costs and expenses:
Salaries and employee benefits	1,100	827	378	1,248	1,491
Sales incentives	243	152	35	212	244
Occupancy and equipment expenses	176	159	78	238	297
Other marketing expenses	411	266	127	407	491
Other servicing and administrative expenses	506	456	269	680	769
Support services from HSBC affiliates	518	—	—	—	—
Amortization of intangibles	248	148	12	222	58
Policyholders’ benefits	187	153	71	217	305
Settlement charge and related expenses	—	—	—	—	525

Total costs and expenses	3,389	2,161	970	3,224	4,180

Income before income tax expense	2,052	1,364	702	2,216	2,487
Income tax expense	682	468	241	767	850

Net income	$1,370	$896	$461	$1,449	$1,637

Consolidated Balance Sheets

	At September 30, 2004	At December 31,
		2003	2002
	(Successor)	(Successor)	(Predecessor)
	(Unaudited)
	(in millions)
Assets
Cash	$265	$395	$668
Securities	6,342	10,545	6,708
Receivables, net	93,614	81,239	74,828
Acquired intangible assets, net	2,479	2,627	386
Goodwill	2,327	2,108	1,118
Properties and equipment, net	347	392	403
Real estate owned	598	627	424
Derivative financial assets	2,974	2,940	1,805
Other assets	1,913	2,087	2,033

Total assets	$110,859	$102,960	$88,373

Liabilities and Shareholder’s Equity
Due to affiliates, net	$2,003	$2,102	$87
Commercial paper, bank and other borrowings	14,433	7,984	4,143
Senior and senior subordinated debt (with original maturities over one year)	74,818	74,597	70,276

Total debt	91,254	84,683	74,506
Insurance policy and claim reserves	1,137	1,127	891
Derivative related liabilities	336	550	1,088
Other liabilities	2,991	2,872	1,847

Total liabilities	95,718	89,232	78,332
Total common shareholder’s equity	15,141	13,728	10,041

Total liabilities and shareholder’s equity	$110,859	$102,960	$88,373

DESCRIPTION OF NOTES

General

The following description of the terms of the 4.125% Notes due November 16, 2009 (the “4.125% Notes”) and the Floating Rate Notes due November 16, 2009 (the “Floating Rate Notes” and, together with the 4.125% Notes, the “Notes”) offered hereby (referred to in the Prospectus as the “Offered Debt Securities”) supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Notes are part of the Debt Securities registered by the Company with the Securities and Exchange Commission to be issued on terms to be determined at the time of sale. The Notes constitute senior unsecured debt of the Company and will rank on a parity with all other senior unsecured debt of the Company and prior to all subordinated debt. The 4.125% Notes and the Floating Rate Notes are each to be issued as a separate series of Senior Debt Securities under an Indenture dated as of December 19, 2003 (the “Indenture”), between the Company and BNY Midwest Trust Company, as Trustee, which is more fully described in the accompanying Prospectus under “Description of Debt Securities—Senior Debt Securities.” The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of Illinois, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

The Notes are not subject to redemption by the Company prior to maturity unless certain events occur involving U.S. taxation. See “Description of Notes—Redemption for Tax Reasons.”

The Notes will be issued in minimum denominations of $5,000 and in integral multiples of $1,000 in excess thereof. The Notes will mature on November 16, 2009. At maturity, the amount due and payable on the Notes will be equal to 100% of their principal amount outstanding, together with interest accrued but unpaid thereon to such maturity date.

The Notes will initially be issued in book-entry form. Definitive Notes will only be issued in the limited circumstances described under “Description of Debt Securities—Book-Entry System” in the accompanying Prospectus. Any Notes issued in definitive form will be issued only in fully registered form, without coupons, in denominations of $5,000 and in integral multiples of $1,000 in excess thereof, in the amount of each holder’s registered holdings. Any Notes so issued will be registered in such names, and in such denominations, as the Depositary shall request. Such Notes may be presented for registration of transfer or exchange at the office of the Trustee in New York, New York and principal thereof and interest thereon will be payable at such office of the Trustee, provided that interest thereon may be paid by check mailed to the registered holders of the definitive Notes. In the event definitive Notes are issued, the holders thereof will be able to receive payments thereon and effect transfers thereof at the offices of Dexia Banque Internationale à Luxembourg or its successor as paying agent and transfer agent in Luxembourg with respect to the Notes.

The Company has appointed Dexia Banque Internationale à Luxembourg as a paying agent and transfer agent in Luxembourg with respect to the Notes, and as long as the Notes are listed on the Luxembourg Stock Exchange, the Company will maintain a paying agent and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See “Description of Notes—Notices.”

Interest on the 4.125% Notes

Interest on the 4.125% Notes will accrue from and including November 23, 2004 at the rate of 4.125% per annum and will be payable semi-annually on each May 16 and November 16, beginning May 16, 2005, to the persons in whose names the Notes are registered at the close of business on the preceding May 1 or November 1, respectively, except that interest payable at maturity shall be paid to the same persons to whom principal of the Notes is payable. In the event any principal of or interest on the Notes is due on a day other than a Business Day (as defined below), the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after the date such principal or interest is due, as the case may be. “Business Day” with respect to any place of payment means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such place of payment are authorized or obligated by law or executive order to close. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the Floating Rate Notes

Interest Payment Dates.    Interest on the Floating Rate Notes will be payable quarterly on each February 16, May 16, August 16 and November 16, commencing February 16, 2005 (each a “Floating Rate Interest Payment Date”). Interest payable on each Floating Rate Interest Payment Date will include interest accrued from and including November 23, 2004 or from and including the most recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Floating Rate Interest Payment Date. Interest payable prior to maturity will be payable to the persons in whose name the Floating Rate Notes are registered at the close of business on the fifteenth calendar day preceding a Floating Rate Interest Payment Date. The interest payment at maturity will include interest accrued to but excluding the maturity date of the Floating Rate Notes and will be payable to the person to whom principal is payable. If a Floating Rate Interest Payment Date is not a Business Day (as defined above under “Description of Notes—Interest on the 4.125% Notes”), such Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding day that is a Business Day.

“Floating Rate Interest Period” shall mean the period beginning on and including November 23, 2004 to but excluding the first Floating Rate Interest Payment Date and each successive period from and including a Floating Rate Interest Payment Date to but excluding the next Floating Rate Interest Payment Date. Interest shall be computed on the basis of the actual number of days in the applicable Floating Rate Interest Period divided by 360.

“Interest Reset Date” means the first day of any Floating Rate Interest Period.

The “Spread” for each Floating Rate Interest Period will be 0.28%.

Interest Rate.    The per annum rate of interest for each Floating Rate Interest Period will be (i) LIBOR (as defined herein) on the second London Business Day preceding the Interest Reset Date for such Floating Rate Interest Period (the “Interest Determination Date”) plus (ii) the Spread. “LIBOR” for each Floating Rate Interest Period will be determined by the Company in accordance with the following provisions:

(i) On each Interest Determination Date, the Company will ascertain the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date.

(ii) If such rate does not appear on the Telerate Page 3750, or the Telerate Page 3750 is unavailable, the Company will request four major banks in the London interbank market (the “Reference Banks”) to provide the Company with their offered quotation (expressed as a rate per annum) for three-month deposits in U.S. dollars to leading banks in the London interbank market, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time, at approximately 11:00 a.m. (London time) on the Interest Determination Date. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations.

(iii) If less than two of the Reference Banks provide the Company with such offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Company at approximately 11:00 a.m., New York City time, on that Interest Determination Date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Company are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Telerate Page 3750” means the display designated as page “3750” on Moneyline Telerate (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Listing

Application has been made to list the Notes on the Luxembourg Stock Exchange. The European Commission has proposed a Directive of the European Parliament and of the Council (2003/0045 (COD), the “Transparency Directive”) on the harmonization of transparency requirements relating to financial information of issuers whose securities are admitted to trading on a regulated market in the European Union, such as the Luxembourg Stock Exchange. If the Transparency Directive is adopted and is implemented in Luxembourg in a manner that would require the Company to publish its financial statements according to accounting principles or standards that are materially different from U.S. generally accepted accounting principles or that would otherwise impose requirements on the Company that it in good faith determines are unduly burdensome, the Company may de-list the Notes. The Company will use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation for the Notes by another listing authority, exchange and/or system within or outside the European Union, as it may decide. If such an alternative admission is not available to the Company or is, in the Company’s opinion, unduly burdensome, an alternative admission may not be obtained. Notice of any de-listing and/or alternative admission will be given as described in—“Notices” below.

Depositary

Upon issuance, all 4.125% Notes will be represented by one or more fully registered global notes (“Global Notes”) and all Floating Rate Notes will be represented by one or more fully registered Global Notes. Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto (“DTC” or the “Depositary”), as Depositary, and registered in the name of Cede & Co. (DTC’s partnership nominee). Investors may elect to hold interests in the Global Notes through either the Depositary (in the United States) or Clearstream Banking, société anonyme (“Clearstream Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. See “Description of Debt Securities—Book-Entry System” and “—Global Clearance and Settlement Procedures” in the accompanying Prospectus.

Notices

Notices to holders of the Notes will be sent by mail to the registered holders and will be published, whether the Notes are in global or definitive form, and so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the Luxemburger Wort. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the Notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg Paying Agent and Transfer Agent will be published in Luxembourg in the manner set forth above.

Further Issues

The Company may from time to time, without notice to or the consent of the registered holders of either series of Notes, create and issue further notes ranking pari passu with such series of Notes and with identical terms in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the applicable series of Notes and have the same terms as to status, redemption or otherwise as the Notes of such series.

Payment of Additional Amounts

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes, such additional amounts (“Additional Amounts”) as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, partner, member or shareholder of the holder if the holder is an estate, trust, partnership, limited liability company or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization;

(d) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision;

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; or

(f) having made an election the effect of which is to make the payment of principal of or interest on the Notes subject to United States federal income tax;

(2) to any holder that is not the sole beneficial owner of the Note, or a portion thereof, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such Note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from the payment;

(5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the above.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “Payment of Additional Amounts” and under the heading “Description of Notes—Redemption for Tax Reasons,” the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

As used herein under the headings “Payment of Additional Amounts” and “Description of Notes—Redemption for Tax Reasons,” the term “United States” means the United States of America (including the States and the District of Columbia). “Non-United States person” means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust treated as a United States person under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

Redemption for Tax Reasons

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein under the heading “Description of Notes—Payment of Additional Amounts,” then the Company may at its option redeem, as a whole, but not in part, the Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

European Union Savings Tax Directive

The European Union has adopted a directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required, from a date not earlier than January 1, 2005, to provide to the tax authorities of other Member States details of payments of interest (and other similar income) paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

UNDERWRITING

We intend to offer the Notes through the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement and the related pricing agreement, each dated November 17, 2004, between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the 4.125% Notes and the Floating Rate Notes, respectively, listed opposite their names below.

Underwriter	Principal Amount of 4.125% Notes
HSBC Securities (USA) Inc.	$1,487,500,000
ABN AMRO Incorporated	35,000,000
Banc of America Securities LLC	35,000,000
Barclays Capital Inc.	35,000,000
Citigroup Global Markets Inc.	35,000,000
Credit Suisse First Boston LLC	35,000,000
J.P. Morgan Securities Inc.	35,000,000
RBC Capital Markets Corporation	35,000,000
Blaylock & Partners, L.P.	8,750,000
Loop Capital Markets, LLC	8,750,000

Total	$1,750,000,000

Underwriter	Principal Amount of Floating Rate Notes
HSBC Securities (USA) Inc.	$1,290,000,000
BNP Paribas Securities Corp.	30,000,000
Calyon Securities (USA) Inc.	30,000,000
Comerica Securities, Inc.	30,000,000
National Australia Bank Limited, London Branch	30,000,000
Scotia Capital (USA) Inc.	30,000,000
SG Americas Securities, LLC	30,000,000
UBS Securities LLC	30,000,000

Total	$1,500,000,000

The underwriters have agreed to purchase all of the 4.125% Notes and Floating Rate Notes, respectively, sold pursuant to the applicable underwriting agreement if any of such Notes are purchased. Such underwriting agreement provides that if an underwriter defaults, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the 4.125% Notes and Floating Rate Notes, respectively, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of such Notes, and other conditions contained in the applicable underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this Prospectus Supplement or the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth in the underwriting agreement.

In particular, each underwriter has represented and agreed that:

(i) it has not offered or sold and will not offer or sell any Notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the Notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended);

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA’’)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the Company;

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

(iv) it will not offer or sell any Notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

(v) it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Notes and that it will comply with the Securities Selling Prospectus Act (the “Act”) of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgeset:). In particular, each Underwriter has undertaken not to engage in public offering (öffentliche Anbieten) in the Federal Republic of Germany with respect to any Notes otherwise than in accordance with the Act and any other act replacing or supplementing the Act and all other applicable laws and regulations; and

(vi) the Notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Prospectus Supplement, the Prospectus or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall be made in France only to (i) qualified investors (investisseurs qualfiés) and/or (ii) a restricted group of investors (cercle restreint d’investisseurs), all as defined in Article 6 of ordonnance no. 67-833 dated 28th September, 1967 (as amended) and décret no. 98-880 dated 1st October, 1998.

The underwriting agreements are governed by, and shall be construed in accordance with, the laws of the State of Illinois, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

The underwriters have advised us that they propose initially to offer the 4.125% Notes and the Floating Rate Notes, respectively, to the public at the respective public offering prices on the cover page of this Prospectus Supplement, and to dealers at that price less a concession not in excess of .20% of the principal amount of the 4.125% Notes and .20% of the principal amount of the Floating Rate Notes, respectively. The underwriters of the 4.125% Notes and the underwriters of the Floating Rate Notes, respectively, may allow, and the dealers may reallow, a discount not in excess of .10% of the principal amount of the 4.125% Notes and .10% of the principal amount of the Floating Rate Notes, respectively, to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $750,000 and are payable by us.

Although application will be made to list the Notes offered hereby on the Luxembourg Stock Exchange, a listing may not be obtained or maintained. The 4.125% Notes and the Floating Rate Notes are each a new issue of securities with no established trading market. We have been advised by the underwriters of the 4.125% Notes and the underwriters of the Floating Rate Notes that they presently intend to make a market in the 4.125% Notes and the Floating Rate Notes, respectively, after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for either series of Notes or that an active public market for such Notes will develop. If an active public trading market for a series of Notes does not develop, the market price and liquidity of such Notes may be adversely affected. HSBC Securities (USA) Inc. may use this Prospectus Supplement and the accompanying Prospectus in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of either series of Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of such Notes. If the underwriters create a short position in such Notes in connection with the offering, i.e., if they sell more of such Notes than are on the cover page of this Prospectus Supplement, the underwriters may reduce that short position by purchasing Notes of such series in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of such Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

HFC and HSBC Securities (USA) Inc. are wholly-owned indirect subsidiaries of HSBC Holdings plc. HSBC Securities (USA) Inc. is a member of the NASD. Accordingly, the offering of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and the underwriters will not confirm sales of the Notes to any accounts over which they exercise discretionary authority without the prior approval of the customer.

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this Prospectus Supplement, which is the fourth business day following the date hereof. Under Rule 15c6-1 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T + 4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Notes are effected. Accordingly, any resale of the Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with the available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

Each purchaser of Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, (iii) if in Québec, such purchaser shall be deemed to have agreed that all documents relating to such purchase be in English only, and (iv) such purchaser has reviewed and acknowledges the terms above under “Resale Restrictions.”

Rights of Action (Ontario Purchasers Only)

Under Ontario securities legislation, a purchaser who purchases Notes offered by this Prospectus Supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us if this Prospectus Supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of the Company’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and with respect to the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

LEGAL OPINIONS

The legality of the Notes will be passed upon for HFC by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate & Assistant Secretary for Household International, Inc., the parent of HFC. Certain legal matters will be passed upon for the underwriters by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of Household International, Inc. and owns, and holds options to purchase equity securities of HSBC Holdings plc.

EXPERTS

The consolidated financial statements of HFC as of December 31, 2003 and 2002 and for the periods January 1 through March 28, 2003 and March 29 through December 31, 2003 and for each of the years in the two year period ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this Prospectus Supplement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of Household International, Inc. by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

GENERAL INFORMATION

Application will be made to list the Notes on the Luxembourg Stock Exchange. In connection with the listing application, the Certificate of Incorporation and the By-Laws of the Company and a legal notice relating to the issuance of the Notes will be deposited prior to listing with Registre de Commerce et des Sociétés à Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this Prospectus Supplement, the accompanying Prospectus, the Indenture, the form of underwriting agreement and the Company’s current Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as all such future reports, so long as any of the Notes are outstanding, will be made available for inspection at the main office of Dexia Banque Internationale à Luxembourg, in Luxembourg. Dexia Banque Internationale à Luxembourg will act as intermediary between the Company and the holders of the Notes, as long as the Notes are represented by Global Notes. In addition, copies of the above reports of the Company may be obtained free of charge at such office.

Other than as disclosed or contemplated herein or in the documents incorporated herein by reference, there has been no material adverse change in the financial position of the Company since December 31, 2003.

The Company does not publish unconsolidated financial statements.

Other than as disclosed or contemplated in the documents incorporated herein by reference, neither the Company nor any of its subsidiaries is involved in litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issue of the Notes and the Company is not aware of any such litigation, arbitration, or administrative proceedings pending or threatened.

Resolutions relating to the issue and sale of the Notes were adopted by the Board of Directors of the Company on November 17, 2004.

The 4.125% Notes and the Floating Rate Notes have been approved for clearance through the Clearstream Luxembourg and Euroclear systems. The 4.125% Notes and the Floating Rate Notes have been assigned Euroclear and Clearstream Luxembourg Common Code Nos. 020649836 and 020649402, respectively, International Security Identification Numbers (ISIN) US441812KH60 and US441812KJ27, respectively, and CUSIP Nos. 441812KH6 and 441812KJ2, respectively.

HFC is a corporation incorporated under the laws of the State of Delaware, United States of America.

Household Finance Corporation

$11,681,250,000

Debt Securities

and

Warrants to Purchase Debt Securities

Household Finance Corporation may sell from time to time up to $11,681,250,000 of its debt securities and warrants to purchase debt securities. We will provide specific terms of the securities that we may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Household Finance Corporation may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of Household Finance Corporation, may use this prospectus in market-making transactions in these or similar securities after the initial sale. UNLESS HOUSEHOLD FINANCE CORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

The date of this Prospectus is January 21, 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more initial offerings up to a total dollar amount of $11,681,250,000. This prospectus may also be used in market-making transactions, as described under the heading “MANNER OF OFFERING.” This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” In this prospectus, “us,” “we,” “Company” and “HFC” refer to Household Finance Corporation.

WHERE YOU CAN FIND MORE INFORMATION

Household Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HFC at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC’s Internet site at http:\\www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HFC documents listed below and any future filings made by HFC with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2003 and September 30, 2003; and

•	Current Reports on Form 8-K dated January 21, March 19, May 5, May 8, September 19 and November 25, 2003.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: Household Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: djoakes@household.com, Telephone: (847) 564-5000. These filings are also available on the website our parent maintains at www.household.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed under the caption “Household Finance Corporation” and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HFC to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION.”

HOUSEHOLD FINANCE CORPORATION

HFC was incorporated in Delaware in 1925, as successor to an enterprise that traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone (847) 564-5000). HFC is a wholly owned subsidiary of Household International, Inc. (“Household International”), which was acquired by HSBC Holdings plc, a public limited company incorporated in England and Wales (“HSBC”), on March 28, 2003, pursuant to the terms of an agreement and plan of merger dated November 14, 2002. The HSBC Group, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC has equity listings on the London Stock Exchange, The Stock Exchange of Hong Kong, Euronext Paris and the New York Stock Exchange.

HFC and its subsidiaries offer a diversified range of financial services. The principal product of our consumer financial services business is the making of cash loans, real estate loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands “HFC” and “Beneficial,” and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

A subsidiary of HFC also makes loans for the purchase of new and used vehicles. Installment contracts are secured by the vehicles and these contracts are purchased from franchised dealers. We also lend directly to customers through direct mail solicitations, Internet applications and alliance relationship referrals. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices, Jackson Hewitt offices and offices of other tax preparation services throughout the U.S.

Subsidiaries of HFC primarily service the loans made by HFC and its subsidiaries, including loans made by the credit card operations.

We offer credit life and credit accident, health and disability insurance to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

MANNER OF OFFERING

The securities will be offered by HFC in connection with their initial issuance or by our affiliates in market-making transactions after their initial issuance. The securities offered in market-making transactions may be securities that we will not issue until after the date of this prospectus as well as securities that we have previously issued. The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued.

When we issue new securities, we may offer them for sale through underwriters, dealers and agents, including our affiliates, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use to distribute these securities and the discounts or commissions we may pay for their services.

Our affiliates that we refer to above may include, among others, HSBC Securities (USA) Inc., for offers and sales in the United States, and other affiliates of HFC for offers and sales outside the United States.

*	MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

If you purchase securities in a market-making transactions, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which HSBC Securities (USA) Inc., or another of our affiliates, resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of that security.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, and may include the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of our commercial paper are used in connection with our financial services business.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for HFC and subsidiaries for the periods indicated below was as follows:

				Year Ended December 31,
	March 29 through September 30, 2003 (successor)	January 1 through March 28, 2003 (predecessor)	Nine Months Ended September 30, 2002 (predecessor)	2002	2001	2000	1999	1998

				(predecessor)
Ratio of Earnings to Fixed Charges	2.43	1.88	1.75	1.80	1.80	1.67	1.80	1.36

For purposes of calculating the ratio, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of rental expense (approximate portion representing interest).

In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC for its acquisition of Household International plus related purchase accounting adjustments have been “pushed down” and recorded in our financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger is presented using our historical basis of accounting. Results for the period January 1 through March 28, 2003 and the period March 29 through September 30, 2003 should not be considered indicative of the results for any future quarters or the year ending December 31, 2003.

The 2002 ratios were negatively impacted by the settlement charge and related expenses associated with our agreement with a multi-state working group of attorneys general and regulatory agencies to effect a nationwide resolution of alleged violations of consumer protection, consumer lending and banking laws and regulations in our retail branch consumer lending operations. Excluding the settlement charge and related expenses of $333.2 million (after-tax), the ratio would have been 1.98 percent for the nine months ended September 30, 2002 and 1.97 percent for the year ended December 31, 2002. The December 31, 1998 ratio has been negatively impacted by one-time merger and integration related costs associated with the merger of Household International and Beneficial Corporation. Excluding the merger and integration related costs of $751 million (after-tax), the December 31, 1998 ratio would have been 1.83. These non-GAAP financial ratios are provided for comparisons of our operating trends only.

DESCRIPTION OF DEBT SECURITIES

HFC may offer, from time to time, one or more series of unsecured senior notes (“Debt Securities”) and warrants (“Warrants”) to purchase Debt Securities (the Debt Securities and Warrants being hereafter collectively called the “Securities”). The Securities offered pursuant to this prospectus may have an aggregate initial offering price up to U.S. $11,681,250,000, or the equivalent thereof at the time of the offering if any of the Securities are denominated in a foreign currency or a foreign currency unit.

The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus (“Prospectus Supplement”) may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the “Offered Debt Securities”) and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HFC and will be issued under one of the indentures specified elsewhere herein (the “Indentures”). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HFC’s Registration Statement which registers the Securities with the Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See “Book-Entry System” below.

Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HFC; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HFC will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HFC, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HFC or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. “Original Issue Discount Securities” means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term “principal amount” means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Book-Entry System

Unless otherwise indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, upon issuance, all Offered Debt Securities will be represented by one or more global securities (the “Global Security”). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “Depositary”) and registered in the name of Cede & Co. (the Depositary’s partnership nominee). Unless and until exchanged in whole or in part for Offered Debt Securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

If so indicated in the Prospectus Supplement with respect to any series of Offered Debt Securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, société anonyme, formerly Cedelbank (“Clearstream Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of Offered Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, the actual owners of Offered Debt Securities represented by a Global Security (the “Beneficial Owner”) will not be entitled to have the Offered Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Offered Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture, including for purposes of receiving any reports delivered by the Company or the applicable Trustee pursuant to such Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If (x) the Depositary is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within 90 days, (y) the Company executes and delivers to a Trustee a Company Order to the effect that Global Securities shall be exchangeable or (z) an Event of Default (as defined herein) has occurred and is continuing with respect to Offered Debt Securities, the Global Securities will be exchangeable for Offered Debt Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples thereof. Such definitive Offered Debt Securities shall be registered in such name or names as the Depositary shall instruct the applicable Trustee. It is expected that such instructions may be based upon directions received by the Depositary from Participants with respect to ownership of beneficial interests in such Global Securities.

The following is based on information furnished by DTC:

DTC will act as securities depositary for Offered Debt Securities. Offered Debt Securities will be issued as fully registered notes registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered Global Securities will be issued for the Offered Debt Securities in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of Offered Debt Securities under DTC’s system must be made by or through Direct Participants, which will receive a credit for Offered Debt Securities on DTC’s records. The ownership interest of each Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in Offered Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Offered Debt Securities, except as provided above.

To facilitate subsequent transfers, all Offered Debt Securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Offered Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of Offered Debt Securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC, nor Cede & Co. will consent or vote with respect to Offered Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Offered Debt Securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal and/or interest payments on Offered Debt Securities will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and/or interest to DTC is the responsibility of the Company or the applicable Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to Offered Debt Securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, Offered Debt Security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Offered Debt Security certificates will be printed and delivered.

Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to Offered Debt Securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”).

Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for Offered Debt Securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to Offered Debt Securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for Offered Debt Securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any series of Debt Securities indicates that investors may elect to hold interests in Offered Debt Securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Offered Debt Securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

Because of time-zone differences, credits of Offered Debt Securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in Offered Debt Securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of Offered Debt Securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Offered Debt Securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Senior Debt Securities

The trustees for the indentures under which Offered Debt Securities constituting senior debt of HFC (the “Senior Debt Securities”) will be issued shall be either U.S. Bank Trust National Association, BNY Midwest Trust Company, J.P. Morgan Trust Company, National Association (as successor in interest to Bank One, National Association), or such other entity which may be specified in the Prospectus Supplement (collectively, the “Senior Trustees”). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HFC and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities dated as of June 1, 1992 (the “Standard Provisions”). The above noted indentures are collectively called the “Indentures for Senior Debt Securities” herein. Senior Debt Securities will rank on a parity with all unsecured debt of HFC, and prior to all subordinated debt.

Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

Covenant Against Creation of Pledges or Liens

All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HFC covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (“security interest”) of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term “indebtedness for borrowed money” does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HFC of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HFC or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HFC; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HFC; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HFC or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HFC; (d) security interests to secure any indebtedness of HFC to a subsidiary; (e) security interests in property of HFC in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

Notwithstanding the foregoing, HFC may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HFC existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HFC’s Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HFC of any property, which property has been or is to be sold or transferred by HFC to such person with the intention that such property be leased back to HFC, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HFC. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions—Section 3.08)

Concerning the Trustees

HFC maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HFC under which outstanding senior or subordinated unsecured debt securities of HFC have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HFC and other corporations affiliated with HFC.

Senior Subordinated Debt Securities

Offered Debt Securities which will constitute senior subordinated unsecured debt of HFC (the “Senior Subordinated Debt Securities”) will be issued under an Indenture dated as of March 15, 1990, between HFC and BNY Midwest Trust Company, as Trustee (the “Indenture for Senior Subordinated Debt Securities”).

Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HFC specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HFC by check or draft mailed to the person entitled thereto.

Subordination

Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HFC, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HFC, such indebtedness of HFC to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called “senior indebtedness.” At September 30, 2003, the aggregate amount of senior indebtedness recorded on HFC’s balance sheet was approximately $71.6 billion. HFC is not directly limited in its ability to issue additional senior indebtedness.

In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HFC or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HFC, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities—Section 12.01)

Liens

HFC will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HFC whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities—Section 3.08)

Concerning the Trustee

BNY Midwest Trust Company is trustee under other indentures of HFC under which certain of HFC’s outstanding senior subordinated debt securities have been issued and under which HFC senior debt securities may be issued. HFC maintains banking relationships with affiliates of BNY Midwest Trust Company. Affiliates of BNY Midwest Trust Company also have other financial relations with HFC and other corporations affiliated with HFC.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HFC has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then

HFC will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HFC under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions—Section 6.03, Indenture for Senior Subordinated Debt Securities—Section 6.03)

For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions—Section 11.02, Indenture for Senior Subordinated Debt Securities—Section 11.02)

Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions—Section 11.01, Indenture for Senior Subordinated Debt Securities—Section 11.01)

Successor Entity

The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision—Section 10.02, Indenture for Senior Subordinated Debt Securities—Sections 10.01 and 10.02)

Events of Default

Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such

Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HFC is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions—Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities—Sections 3.05 and 7.01)

If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions—Section 7.02, Indenture for Senior Subordinated Debt Securities—Section 7.02)

The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions—Section 7.13, Indenture for Senior Subordinated Debt Securities—Section 7.13)

Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions—Section 8.02, Indenture for Senior Subordinated Debt Securities—Section 8.02)

Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions—Section 7.07, Indenture for Senior Subordinated Debt Securities—Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions—Section 7.12, Indenture for Senior Subordinated Debt Securities—Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions—Section 8.03(e), Indenture for Senior Subordinated Debt Securities—Section 8.03(e))

DESCRIPTION OF WARRANTS

HFC may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a “Warrant Agreement”) to be entered into between HFC and a bank or trust company, as warrant agent (“Warrant Agent”), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants (“Offered Warrants”). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants (“Warrant Certificates”), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date (“Expiration Date”) on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HFC will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

A beneficial owner of an Offered Debt Security will generally be subject to the withholding of United States federal income tax unless one of the following steps is taken to obtain an exemption from or reduction of the withholding:

Exemption for Non-United States persons (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person, as defined below under “United States Taxation of Non-United States Persons” (other than certain persons that are related to the Company through stock ownership or that are banks receiving certain types of interest as described in clauses (x) (a), (b) and (c) of Paragraph (i) under “United States Taxation of Non-United States Persons—Income and Estate Tax”), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

Exemption for Non-United States persons with effectively connected income (IRS Form W-8ECI). A beneficial owner of an Offered Debt Security that is a non-United States person, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

Exemption or reduced rate for Non-United States persons entitled to the benefits of a treaty (IRS Form W-8BEN). A beneficial owner of an Offered Debt Security that is a non-United States person entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

Exemption for United States persons (IRS Form W-9). A beneficial owner of an Offered Debt Security that is a United States person can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

United States federal income tax reporting procedure. A beneficial owner of an Offered Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the last United States payor (or non-United States payor who is an authorized foreign agent of the United States payor, a “qualified intermediary,” a U.S. branch of a foreign bank or foreign insurance company or a “withholding foreign partnership”) in the chain of payment (the “Withholding Agent”). For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x) (d) (B) of paragraph (i) under “United States Taxation of Non-United States Persons—Income and Estate Tax”, if a beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from the Company as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder’s United States federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to non-United States holders of the Offered Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

UNITED STATES TAXATION OF NON-UNITED STATES PERSONS

The following summary describes the principal United States federal income and estate tax consequences applicable to beneficial owners of the Offered Debt Securities who are non-United States persons. As used herein, the term “non-United States person” means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust treated as a United States person under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”). The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Further, the discussion does not address any tax consequences applicable to any Warrants. Any special United States federal income and estate tax consequences to non-United States persons (and, if necessary, to United States persons) not described herein will be described in the Prospectus Supplement.

Income and Estate Tax

In the opinion of Sidley Austin Brown & Wood LLP, special tax counsel to the Company, under United States federal tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below:

(i) payments of principal and interest on an Offered Debt Security that is beneficially owned by a non-United States person will not be subject to the withholding of United States federal income tax; provided, that in the case of interest, (x) (a) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (c) the beneficial owner of the Offered Debt Security is not a bank receiving interest on an Offered Debt Security as described in Section 881 (c) (3) (A) of the Code and (d) either (A) the beneficial owner of the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Offered Debt Security certifies to the Withholding Agent under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof; (y) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from the withholding of United States federal income tax and the beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN claiming the exemption; or (z) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the Offered Debt Security provides an IRS Form W-8ECI; provided that in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the Withholding Agent, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

(ii) a non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of an Offered Debt Security unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

(iii) an Offered Debt Security beneficially owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and the income on the

Offered Debt Security would not have been effectively connected with a U.S. trade or business of the individual.

For purposes of the foregoing certification requirements, Offered Debt Securities held by a foreign partnership or foreign trust will be considered beneficially owned by the partners or beneficiaries rather than the partnership or trust. Accordingly, the partners and beneficiaries will be required to provide the required certification. Moreover, the partnership or trust will be required to provide certain additional information. Interest on an Offered Debt Security that is effectively connected with the conduct of a trade or business in the United States by a holder of an Offered Debt Security who is a non-United States person, although exempt from the withholding of United States income tax, may be subject to United States income tax as if such interest was earned by a United States person.

Backup Withholding and Information Reporting

Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Company or a paying agent to a non-United States person on an Offered Debt Security if, in the case of interest, the IRS Form described in clause (y) or (z) in paragraph (i) under “Income and Estate Tax” has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x) (d) in paragraph (i) under “Income and Estate Tax” and a certification that the beneficial owner satisfies certain other conditions have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

Payments of the proceeds from the sale of an Offered Debt Security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a United States branch of a foreign bank or foreign insurance company or a foreign partnership controlled by United States persons or engaged in a United States trade or business, information reporting may apply to such payments. Payments of the proceeds from the sale of an Offered Debt Security to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder’s United States federal income tax, provided the necessary information is furnished to the Internal Revenue Service.

Interest on an Offered Debt Security that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

PLAN OF DISTRIBUTION

Initial Offering and Sale

HFC may sell the Securities in their initial offering in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Any such underwriters, dealers and agents may include HSBC Securities (USA) Inc., an affiliate of HFC, as described below. The Prospectus Supplement will set forth the terms of the offering of the Offered Debt Securities and any Offered Warrants (collectively, the “Offered Securities”), including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to HFC from such sale, any underwriting discounts and other items constituting underwriters’ compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the Offered Securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the Offered Securities. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

The Offered Securities may be sold directly by HFC or through agents designated by HFC from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered is named, and any commissions payable by HFC to such agent are set forth, in the Prospectus Supplement relating thereto.

Underwriters and agents who participate in the distribution of the Offered Securities may be entitled under agreements which may be entered into with HFC to indemnification by HFC against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

If so indicated in the Prospectus Supplement, HFC will authorize underwriters, dealers or other persons acting as HFC’s agents to solicit offers by certain institutions to purchase Offered Securities from HFC pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HFC. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Offered Securities are also being sold to underwriters, HFC shall have sold to such underwriters the Offered Securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

HFC and HSBC Securities (USA) Inc. are wholly owned indirect subsidiaries of HSBC. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC, is a member of the National Association of Securities Dealers, Inc. (“NASD”) and may participate in distributions of the Offered Securities. Accordingly, offerings of the Offered Securities in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and any underwriters offering the Offered Securities in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any NASD member or independent broker/dealer in connection with any distribution of Offered Securities will not exceed of 8% of the principal amount of such Offered Securities.

Each series of Securities will be a new issue, with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of a secondary market for the Securities.

Unless otherwise specified in the applicable Prospectus Supplement, payment of the purchase price for the Securities will be required to be made in immediately available funds on the date of settlement.

Market-Making Resales by Affiliates

This prospectus together with the applicable Prospectus Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the Offered Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market- making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HFC may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HFC has an obligation to make a market in any of the Offered Securities and may discontinue any market-making activities at any time without notice, in its sole discretion.

The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued. This amount does not include securities to be sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as securities we have previously issued.

HFC does not expect to receive any proceeds from market-making transactions. HFC does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HFC.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless HFC or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of Offered Securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of Offered Securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

HFC, or the underwriter, dealer or agent selling Offered Securities, may be considered a “party in interest” or a “disqualified person” with respect to many Plans. The purchase of Offered Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HFC, or the underwriter, dealer or agent selling Offered Securities, is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or

Section 4975 of the Code, unless such Offered Securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). By purchase of the Offered Securities, a Plan will be deemed to represent that such purchase and the subsequent holding of the Offered Securities will not result in a non-exempt prohibited transaction. Any pension or other employee benefit plan proposing to acquire any Offered Securities should consult with its counsel.

LEGAL OPINIONS

The legality of the Offered Securities will be passed upon for HFC by Patrick D. Schwartz, Vice President and General Counsel—Treasury & Corporate Law for Household International, Inc., the parent of HFC. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to HFC in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott, Will & Emery, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of Household International and owns equity securities of HSBC.

EXPERTS

The consolidated financial statements of HFC as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PRINCIPAL OFFICE OF THE COMPANY

2700 Sanders Road

Prospect Heights, Illinois 60070

TRUSTEE AND REGISTRAR

BNY Midwest Trust Company

2 North LaSalle Street

Suite 1020

Chicago, IL 60602

LUXEMBOURG PAYING AGENT/TRANSFER AGENT

Dexia Banque Internationale à Luxembourg

69 route d’Esch

L-2953 Luxembourg

LISTING AGENT

Dexia Banque Internationale à Luxembourg

69 route d’Esch

L-2953 Luxembourg

LEGAL ADVISERS

To the Company as to United States Law Patrick D. Schwartz, Esq. 2700 Sanders Road Prospect Heights, Illinois 60070	To the Underwriters as to United States Law McDermott Will & Emery LLP 227 W. Monroe Street Chicago, Illinois 60606

To the Company

as to United States Tax Law

Sidley Austin Brown & Wood

Bank One Plaza

Chicago, Illinois 60603

AUDITORS TO THE COMPANY

KPMG LLP

303 East Wacker Drive

Chicago, Illinois 60601